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                                                                      Exhibit 12
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May 1, 1998


L.D. Fashions Holdings Corp.
Baynard Bldg., Suite 210E
3411 Silverside Road
Wilmington, DE 19810-4808

Louis Dreyfus Natural Gas Holdings Corp.
Baynard Bldg., Suite 210E
3411 Silverside Road
Wilmington, DE 19810-4808

Re: Registration Rights Agreement (the "Registration Rights Agreement") dated as of November 9, 1993 by and between Louis Dreyfus Natural Gas Corp. (the "Company") and Louis Dreyfus Natural Gas Holdings Corp. ("LDNGH"), as amended by a letter agreement (the "Amendment") dated December 27, 1995 among S.A. Louis Dreyfus et Cie ("SALD"), LDNGH and the Company relating to the Common Shares of the Company that have not been registered under the Securities Act of 1933 (the "Unregistered Shares").

Gentlemen:

The Company has been advised that nine million of the Unregistered Shares that formerly were registered in LDNGH's name (the "Subject Shares") have been transferred to and are registered in the name of L.D. Fashions Holdings Corp. ("Fashions"). In connection with that transfer, there have been assigned to Fashions rights and responsibilities under the Registration Rights Agreement, as amended by the Amendment (the "Amended Agreement"), with respect to the Subject Shares. Fashions is an indirectly wholly-owned subsidiary of SALD and, accordingly, is a permitted transferee of LDNGH's rights and obligations under the Amended Agreement. Certain of the Unregistered Shares, not including the Subject Shares, are subject to pledges (the "Pledges") made to certain banks (the "Pledgees") by SALD, in whose name the Subject Shares had been registered.

By the Amendment, the Company consented to the Pledges and to the assignment to the Pledgees of the rights and responsibilities under the Registration Rights Agreement insofar as they relate to the Unregistered Shares that are subject to the Pledges (the "Pledged Shares"). The Company (a) acknowledges the assignment to Fashions of the rights and responsibilities under the Amended Agreement insofar as they relate to the Subject Shares, subject to the limitations set forth below and (b) affirms that Fashions shall be considered a "Holder" for all purposes under the Amended Agreement with respect to the Subject Shares. The Company's acknowledgment and affirmation is provided for purposes of Section 10 of the Amended Agreement only and upon the condition that Fashions' rights to exercise any rights under the Amended Agreement that are assigned to it shall be subject to any limitations and restrictions contained in the Amended Agreement.

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L. D. Fashions Corp.
Louis Dreyfus National Gas Holdings Corp.
May 1, 1998
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Under the Amendment, certain of the rights of LDNGH (as the transferee from
SALD, subject to the Pledge, of the Pledged Shares) under the Registration Rights Agreement are subordinated to those of the Pledgees in certain circumstances and, accordingly, as the transferee of the Subject Shares from LDNGH, Fashions' rights under the Amended Agreement are subordinated to the same extent. LDNGH desires further to subordinate certain of its rights under the Amended Agreement to those of Fashions' as follows: If and to the extent that LDNGH has rights to request registration of any of the Unregistered Shares under the Amended Agreement, Fashions shall be entitled to include any of the Subject Shares (for which it requests registration and which would otherwise be excluded from the proposed registration) in place of all or a portion of the shares which LDNGH would otherwise have been entitled to include in the registration.

The agreements contained in the preceding paragraph shall be binding on the successors and assigns of LDNGH, Fashions and the Company.

If the foregoing meets with the approval and agreement of LDNGH and Fashions, please so indicate by signing in the space provided below.

                                            LOUIS DREYFUS NATURAL GAS CORP.


                                            By:________________________________
                                            Name:______________________________
                                            Title:_____________________________

Agreed to and accepted as of the
2nd day of May, 1998.

LOUIS DREYFUS NATURAL GAS HOLDINGS CORP.


By:_______________________________
Name:     Connie S. Linhart
Title:    President & Treasurer


L. D. FASHIONS HOLDINGS CORP.


By:_______________________________
Name:_____________________________
Title:____________________________

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